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EX  99.1


June  10,  2003

Mr.  Robert  S.  Paccione,  Area  Director
U.S.  Small  Business  Administration
Office  of  Government  Contracting  -  Area  IV
455  Market  Street,  6th  Floor
San  Francisco,  CA  94105

Reference: Solicitation  No:       BAA  N00178-01-Q-3040
           Item(s)/Service:        Feasibility  Study
           SBA  Case  No:          COC-09-23079
           Reason  for  Referral   Credit

Subject:  APPEAL  AND  REQUEST  FOR  EXPLANATION

Dear  Mr.  Paccione:

Unfortunately your letter and your conclusions are premised on the mistaken assumption that this would be an 18-month contract in which Phase I and Phase II are inseparable.

Very obviously we are dealing with a six month contract. This is because Phase II cannot begin without the successful completion of Phase I which consists of the Scientific Feasibility Study. Hence the Government is not obliged to fund Phase II under this contract and therefore cannot demand of the contractor to obtain financing to support an 18-month contract.

Therefore, we intend, with all due respect, to request a new ruling at the highest level of the DOD to the effect that the two phases are scientifically separate and thus should be financially separate, too.

It would be very helpful if SBA, in accordance with its mandate to help creative small business working on the issues of vital national importance, would explain what assumptions on which the relationship between the two phases its ruling has been made.

In addition, it appears that your decision implies our inability to raise the funds necessary. We wish to point out, that in the 14-month period from April 2002 to present, we have privately raised $5 million. We also now have a registered public offering, which is the perfect vehicle to raise twice as much financing.

Thank  you  very  much.

Sincerely,
HiEnergy  Technologies,  Inc.  by

/s/Bogdan  Castle  Maglich

Bogdan  Castle  Maglich
CEO

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